Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-165049

February 25, 2010

$1,500,000,000 5.00% Senior Notes due 2015

Terms and Conditions

Issuer:	Nomura Holdings, Inc.

Issue:	Senior Unsecured Fixed-Rate Notes

Principal Amount:	$1,500,000,000

Settlement Date:	March 4, 2010 (T+5)

Maturity Date:	March 4, 2015

Interest Rate:	5.00%, payable semi-annually

Price to Public:	99.686%

Interest Payment Dates:	March 4 and September 4, commencing on September 4, 2010

Day Count Basis:	30/360

Listing:	Singapore

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HAA7

ISIN:	US65535HAA77

Common Code:	049086431

Ratings*:	Baa2 stable (Moody’s) / BBB+ stable (S&P)

Sole Bookrunner:	Nomura Securities International, Inc.

Senior Co-managers:	Banc of America Securities LLC Citigroup Global Markets Inc.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

The issuer has filed a registration statement with the U.S. Securities and Exchange Commission, or SEC, to which this communication relates. Before you invest, you should read the prospectus relating to the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., 2 World Financial Center, Building B, New York, N.Y. 10281-1198, Telephone 212 667 9300.

February 25, 2010

$1,500,000,000 6.70% Senior Notes due 2020

Terms and Conditions

Issuer:	Nomura Holdings, Inc.

Issue:	Senior Unsecured Fixed-Rate Notes

Principal Amount:	$1,500,000,000

Settlement Date:	March 4, 2010 (T+5)

Maturity Date:	March 4, 2020

Interest Rate:	6.70%, payable semi-annually

Price to Public:	99.791%

Interest Payment Dates:	March 4 and September 4, commencing on September 4, 2010

Day Count Basis:	30/360

Listing:	Singapore

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	65535HAB5

ISIN:	US65535HAB50

Common Code:	049086512

Ratings*:	Baa2 stable (Moody’s) / BBB+ stable (S&P)

Sole Bookrunner:	Nomura Securities International, Inc.

Senior Co-managers:	Banc of America Securities LLC Citigroup Global Markets Inc.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

The issuer has filed a registration statement with the U.S. Securities and Exchange Commission, or SEC, to which this communication relates. Before you invest, you should read the prospectus relating to the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus relating to the securities offered in this offering may be obtained by contacting your Nomura Sales Representative, Nomura Securities International, Inc., 2 World Financial Center, Building B, New York, N.Y. 10281-1198, Telephone 212 667 9300.